Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ERA GROUP INC.

(Under Sections 242 and 245 of the

Delaware General Corporation Law)

Era Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Era Group Inc. The Corporation was originally incorporated under the name Marine Online Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 29, 1999.

2. This Certificate of Incorporation, as amended (“Certificate of Incorporation”), was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3. This Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4. The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is Era Group Inc.

ARTICLE II

Section 2.1. Address. The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

Section 4.1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is one-hundred thirty million (130,000,000) shares, of which (i) one-hundred twenty million (120,000,000) shares shall be shares of Common Stock, par value $0.01 per share, of which sixty million (60,000,000) shares shall be designated Class A Common Stock (“Class A Common Stock”) and sixty million (60,000,000) shares shall be designated Class B Common Stock (“Class B Common Stock” and, with the Class A Common Stock, the “Common Stock”), and (ii) ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate of Incorporation.

The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

Upon this Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of Common Stock, par value $0.01 per share, of the Corporation, outstanding immediately prior to the Effective Time (including treasury shares) (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become twenty-four thousand five-hundred (24,500) fully paid and nonassessable share of Class B Common Stock. The reclassification of the Old Common Stock into Class B Common Stock will occur at the Effective Time, regardless of when any certificates previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new shares of Common Stock. Until surrendered, each certificate that theretofore represented shares of Old Common Stock shall thereafter represent such number of shares of Class B Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified.

No fractional shares of Class B Common Stock shall be issued upon reclassification of the Old Common Stock hereby. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board of Directors.

Section 4.2. Common Stock. The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a) General. Except as provided in this Section 4.2 or as otherwise required by the DGCL, all shares of Class A Common Stock and Class B Common Stock shall have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and shall be identical to each other in all respects.

(b) Voting.

(i) Each holder of record of Class A Common Stock shall have one vote for each share of Class A Common Stock outstanding in his name on the books of the Corporation and which is entitled to vote, and each holder of record of Class B Common Stock shall have eight votes for each share of Class B Common Stock that is outstanding in his name on the books of the Corporation and which is entitled to vote.

(ii) The holders of record of Class A Common Stock and holders of record of Class B Common Stock shall vote together as a single class on all matters (including, without limitation, any amendment to this Certificate of Incorporation, any merger or consolidation of the Corporation, any sale of all or substantially all of the assets of the Corporation or similar transactions), except as otherwise required by the DGCL or this Certificate of Incorporation.

(iii) Notwithstanding anything to the contrary in Section 4.2(b)(ii), to the fullest extent permitted by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant applicable law or to this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock).

(iv) No holder of shares of Common Stock shall have cumulative voting rights.

(c) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, as the case may be, on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share. If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation is paid or declared on shares of

Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, as the case may be, on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided, that, for this purpose, if shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation, are paid or distributed on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other voting securities paid or distributed on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock shall have eight times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(d) Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(e) Conversion.

(i) The holders of Class A Common Stock shall not be entitled to convert any share of Class A Common Stock into any other security of the Corporation or any other property.

(ii) Prior to the date of a Tax-Free Spin-Off (as defined below), the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to Section 4.2(e)(iii). To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock. “Tax-Free Spin-Off” means a distribution by SEACOR (as defined below) of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of a person or entity that is a successor to the Corporation to holders of common stock of SEACOR intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended, or any successor thereto. “SEACOR” means SEACOR Holdings Inc., a Delaware corporation, all successors to SEACOR by way of merger, consolidation or sale of substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which SEACOR: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any subsidiary of the Corporation (any such successor in interest, corporation, limited liability company, joint venture, partnership, trust, association or other entity referred to in this definition shall be deemed to be a “SEACOR Company”).

(iii) Prior to the date of a Tax-Free Spin-Off, upon any transfer by SEACOR (for purposes of clarity, other than (A) a transfer in the form of a distribution by SEACOR to the stockholders of SEACOR in connection with a Tax-Free Spin-Off or (B) a transfer by a SEACOR Company to another SEACOR Company) of any share of Class B Common Stock, such share shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one fully paid and non-assessable share of Class A Common Stock; provided, however, that no such conversion shall occur solely as a result of the pledge or hypothecation of, or existence of any other lien or encumbrance on, any share(s) of Class B Common Stock to secure a bona fide obligation, provided, further, that in the event of the foreclosure on any such lien or encumbrance, such conversion shall automatically occur upon the occurrence of such foreclosure. To the extent permitted by law, such automatic conversion shall be deemed to have been effected at the close of business on the date of such transfer.

(iv) Following a Tax-Free Spin-Off, the Corporation may submit for stockholder approval, subject to the conditions set forth in this Section 4.2(e)(iv), a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A

Common Stock; provided that the Corporation has previously received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in either case satisfactory to SEACOR in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Tax- Free Spin-Off (and in determining whether an opinion or ruling is satisfactory, SEACOR may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion or ruling, and SEACOR may determine that no opinion or ruling would be acceptable to SEACOR), to the effect that such conversion will not affect the tax-free treatment of the Tax-Free Spin-Off. If such an opinion or ruling is received, approval of such conversion may be submitted to a vote of the holders of the Common Stock. Notwithstanding the provisions of Section 4.2(b), at the meeting of stockholders called for such purpose, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the books of the Corporation. Approval of such conversion shall require approval by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Series A Common Stock and Series B Common Stock, voting as separate classes. Such conversion shall be effective on the date on which such approval is given at a meeting of stockholders called for such purpose.

(v) Each share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock if at any time the number of outstanding shares of Class B Common Stock owned by SEACOR Companies is less than 20% of the aggregate number of shares of Common Stock then outstanding, provided that, as at such date, a Tax-Free Spin-Off has not occurred. Such automatic conversion shall be deemed to have been effected at the close of business on the first date that such threshold is reached.

(vi) The Corporation will provide notice of any automatic conversion of all outstanding shares of Class B Common Stock to holders of record of the Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall state, as appropriate, (A) the automatic conversion date; (B) that all outstanding shares of Class B Common Stock are automatically converted; (C) that no dividends will be declared on the shares of Class B Common Stock converted after such conversion date; and (D) the place or places where certificates if any, for such shares may be surrendered in exchange for certificates, if any, representing Class A Common Stock, or the method by which book-entry interest in the Class A Common Stock may be obtained in exchange for such certificates in respect of shares of Class B Common Stock.

(vii) Holders of shares of Class B Common Stock may at any time transfer to any person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock.

(viii) Immediately upon conversion of shares of Class B Common Stock in the manner provided in Section 4.2(e)(ii), (iii), (iv) or (v), as applicable, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this Section 4.2(e) is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of Class B Common Stock will be entitled to receive such dividend on such payment date, provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.

(ix) As long as any shares of Series B Common Stock shall be outstanding, the Corporation shall reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of shares of Series B Common Stock, that number of shares of Series A Common Stock necessary to effect the conversion of all of the then outstanding shares of Series B Common Stock. If at any time, the Board of Directors of the Corporation determines that the number of authorized but unissued shares of Class A Common Stock would be insufficient to effect the conversion of all of the then outstanding shares of Class B Common Stock, the Corporation shall take such action as may be necessary or advisable to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient to effect such conversion.

(x) Upon the conversion of all or any portion of Class B Common Stock pursuant to this Section 4.2(e), the Class B Common Stock so converted shall be cancelled and retired and may not be reissued. Following the conversion pursuant to this Section 4.2(e) of all outstanding shares of Class B Common Stock, the Corporation shall file a certificate of retirement with the Secretary of State of the State of Delaware in accordance with Section 243 of the DGCL, and thereafter such certificate of retirement shall have the effect of eliminating from this Certificate of Incorporation all references to the Class B Common Stock.

(xi) The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person(s) or entity(ies) requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(xii) The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted into shares of Class A Common Stock pursuant to this Section 4.2(e) or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

(f) Preemptive Rights. Except as otherwise provided in Section 4.2(e), no holder of shares of Common Stock shall be entitled to preemptive, subscription, redemption, or conversion rights. The shares of Common Stock shall not be subject to any sinking fund provisions.

(g) Restrictions on Issuances. Prior to the date of a Tax-Free Spin-Off, shares of Class B Common Stock may not be issued by the Corporation to any person other than a SEACOR Company, except with the prior written consent of the holders of a majority of the outstanding Class B Common Stock.

(h) Splits, Subdivisions, Etc. In the event that the Corporation shall, at any time when any shares of Class B Common Stock are outstanding, effect a split, subdivision, combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock, then in each case the Corporation shall, at the same time, effect an equivalent split, subdivision, combination or consolidation of the outstanding shares of Class B Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class B Common Stock. In the event that the Corporation shall, at any time when any shares of Class A Common Stock are outstanding, effect a split, subdivision, combination or consolidation of the outstanding shares of Class B Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class B Common Stock, then in each case the Corporation shall, at the same time, effect an equivalent split, subdivision, combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock.

Section 4.3. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class the number of shares constituting such series or class and the designation of such series or class, the voting powers (if any), whether full or limited, of the shares of such series or class, and the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class and the qualifications, limitations, and restrictions thereof and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series or class and the distinctive designation of that series or class;

(b) the dividend rate on the shares of any series or class, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c) whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Company shall have the right to reissue such shares.

Section 4.4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

Section 5.1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock).

Section 5.2. Number of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, the total number of directors constituting the entire Board of Directors shall consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 5.3. Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote at an election of directors.

Section 5.4. Term. The Board of Directors shall be elected by the stockholders at their annual meeting, and each director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon notice to the Corporation.

Section 5.5. Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

Section 5.6. Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

Section 5.7. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

Section 6.1. Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

Section 6.2. Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

Section 6.3. Action by Written Consent of Stockholders. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an office or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Section 6.4. Postponement, Conduct and Adjournment of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairman of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

Section 6.5. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office or the Chief Executive Officer of the Corporation. The ability of stockholders to call a special meeting of stockholders is specifically denied.

ARTICLE VII

Section 7.1. Limited Liability of Directors. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 7.2. Indemnification. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VII. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

Section 7.3. Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.4. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 7.5. Amendment of Article VII. No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

Section 8.1. Delaware. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Section 9.1. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office.

ARTICLE X

Section 10.1. Non-Citizen Voting Limitation. All (i) capital stock of, or other equity interests in, the Corporation, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons (as defined below) who fail to qualify as a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation (a “U.S. Citizen”), be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities (the “Cap Amount”). In the event the total number of Equity Securities held by Persons who fail to qualify as a U.S. Citizen would otherwise entitle such holders to vote more than the Cap Amount, then the number of votes such holders shall be entitled to vote with respect to all Equity Securities held by such holders shall be reduced by such amount such that the total number of votes such holders of Equity Securities shall be entitled to vote shall equal the Cap Amount.

(b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as U.S. Citizens based on the number of votes to which the underlying Equity Securities are entitled.

Section 10.2. Legends. Each certificate, notice or other representative document for Equity Securities (including each such certificate, notice or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/notice/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined used in Section 40102(a)(15) of Title 49 of the United States Code. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of Era Group Inc., as the same may be amended or restated from time to time. A complete and correct copy of the Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of the Corporation.”

Section 10.3. Beneficial Ownership Inquiry.

(a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require any person or entity of any nature whatsoever, specifically including an individual, corporation, limited liability company, partnership, trust or other entity (a “Person”) that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

(i) all Equity Securities as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

(ii) the number and class or series of Equity Securities owned of record or that are Beneficially Owned by such Person that are owned or controlled by Persons who are not U.S. Citizens are as set forth in such certification.

“Beneficial Ownership” and “Beneficially Owned” as used herein refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the United States Securities Exchange Act of 1934, as amended.

(b) With respect to any Equity Securities identified by such Person in response to Section 10.3(a)(ii) of this Article Eleven, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article X.

Section 10.4. Board Authority. A majority of the Board of Directors shall have the exclusive power to determine all matters necessary to determine compliance with this Article X, and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article X.

ARTICLE XI

Section 11.1. Corporate Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and SEACOR, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to SEACOR or any of its managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE XII

Section 12.1. Forum. Unless the Corporation otherwise consents to an alternative forum in writing, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1. Amendment. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation but only in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf on the date first written above.

Era Group Inc.

By:	/s/ Edward Washeka
Name: Edward Washeka
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ERA GROUP INC.]